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                             [LETTERHEAD]

                                June 12, 1997

VIA FEDERAL EXPRESS

C. Raymond Maddux
TW Tennessee, L.L.C.
c/o Spartan Food Group, Inc.
1210 Briarville Road
Building E, Suite 500
Madison, Tennessee 37115

       RE: TUMBLEWEED SOUTHWEST MESQUITE GRILL & BAR / APPROXIMATELY $13,200,000.00 OF SALE/LEASEBACK FINANCING (AND IN THE CASE OF ONE PARTICULAR SITE IN HENDERSONVILLE, TENNESSEE, GROUND LEASE FINANCING) AND $1,600,000.00 OF EQUIPMENT LEASE FINANCING FOR ACQUISITION, CONVERSION AND REMODELING OF FIVE(5) EXISTING BARBWIRE RESTAURANTS AND UP TO SEVEN (7) SHONEY'S RESTAURANTS OR OTHER RESTAURANTS AND ACQUISITION AND CONSTRUCTION OF TWO(2) PROTOTYPE RESTAURANTS (THE "PROPERTIES")

Dear Mr. Maddux:

      CNL Fund Advisors, Inc. (the "Company") hereby issues this commitment letter ("Commitment") by which it agrees to enter, or cause an affiliate to enter, into sale-leaseback transactions (and in the case of one particular site located in Hendersonville, Tennessee (the "Hendersonville Property"), a ground lease transaction) with the TW Tennessee, L.L.C. (as "Seller/Lessee") for an amount not to exceed Thirteen Million Two Hundred Thousand Dollars ($13,200,000.00) for acquisition, conversion and remodeling of five (5) Barbwire Restaurants and up to seven (7) Shoney's restaurants or other restaurants, each of which shall be converted to be operated as a Tumbleweed Southwest Mesquite Grill & Bar, and two (2) prototype Tumbleweed Southwest Mesquite Grill & Bar restaurants (each a "Prototype Restaurant") to be constructed, developed and operated (the "Properties") in accordance with the prototype restaurants created and operated by the franchisor of Tumbleweed Southwest Mesquite Grill & Bar, Tumbleweed L.L.C. Seller/Lessee agrees to make the Properties available for acquisition and leaseback within the time periods and subject to the terms and conditions set forth in this Commitment. Seller/Lessee agrees to make its interest in the existing lease for the Hendersonville Property available for assignment to

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Mr. C. Raymond Maddux
June 12, 1997
Page 2

the Company within the time periods and subject to the terms and conditions set forth herein including, without limitation, the terms and conditions of Paragraph 21 of this Commitment. The Properties are to be located in locations to be mutually determined.

      This Commitment provides funding for the acquisition of Properties (and in the case of the Hendersonville Property, ground lease rights) beginning as of the date hereof and ending not later than July 1, 1998; the five(5) Barbwire Restaurants are to be acquired on or before August 1, 1997, with conversion/remodeling to occur on or after the acquisition date. Funding under this Commitment and the obligations of the Company hereunder are both expressly conditioned upon: (a) availability of funds raised by the Company for the purpose of acquiring properties for sale-leaseback transactions; (b) approval of each Property by the Company based on a physical inspection of the Properties and a review of the site and other information to be provided to the Company by Seller/Lessee and specified in the following paragraph; and
(c) final credit approval of Seller/Lessee by the Company.

      Within thirty(30) days following the full execution of this Commitment, and within each ninety(90) day period thereafter until expiration of this Commitment, Seller/Lessee shall submit to the Company, in writing, a list of the prospective Properties for acquisition by the Company which lists shall specify the proposed closing dates and estimated Purchase Prices (as defined below). Contemporaneously with submitting each list of prospective Properties, Seller/Lessee shall submit to the Company, for each Property, complete site information and trade area analyses, and demographic and feasibility studies prepared by Seller/Lessee, which includes a demographic profile of the trade area, aerial photographs and maps indicating the Property location and competition within the trade area, traffic generation information, and photographs of each Property. The Company shall have thirty(30) days after receipt of the complete information in which to reject any Property on the basis of the foregoing information, by written notification to Seller/Lessee. Failure to provide such notification by the Company shall be deemed an approval of the furnished information for purposes of Company's determination of the acceptability of the Property.

This Commitment is made subject to the following terms and conditions:

      1. PURCHASE PRICE. The maximum "Purchase Price" (as hereinafter defined) the Company shall fund for each Property shall not exceed the amount referred to as the "Development Cap" for the total of the "Purchase Cost" and the "Remodel Cost" set forth on the schedule attached hereto as EXHIBIT "A", and shall not cause the appraisal referred to in Paragraph 10.B. hereof to exceed the limitation set forth in that Paragraph. The purchase price for each Barbwire Restaurant Property and Shoney's or other restaurant Property (the"Purchase Price") will equal the total of (i) the actual cost of the land and existing improvements comprising a portion of the Property, plus (ii)


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Mr. C. Raymond Maddux
June 12, 1997
Page 3

the actual and verifiable "hard" construction costs for conversion and remodeling of the improvements into a Tumbleweed Southwest Mesquite Grill & Bar (see paragraph 2 below for a clarification of what costs are "hard" costs) to be constructed on the Property, plus (iii) all approved Seller/Lessee closing costs, plus (iv) all Company closing and acquisition costs, plus (v) all approved Seller/Lessee out-of-pocket "soft" costs related to the Property. The Purchase Price for each of the Prototype Restaurants will equal the total of (m) the actual cost of the land comprising a portion of the Property, plus (n) the actual and verifiable "hard" construction costs for the improvements (as defined in paragraph 2 below) to be constructed on the Property, plus (o) all approved Seller/Lessee closing costs, plus (p) all Company closing and acquisition costs, plus (q) all approved Seller/Lessee out-of-pocket "soft" costs related to the Property. Soft costs submitted by Seller/Lessee for inclusion in the Purchase Price shall not include any internal overhead cost of Seller/Lessee or internal profit. All Company acquisition costs incurred in connection with this transaction shall be paid by Seller/Lessee, but as indicated above the Company will permit Seller/Lessee to include them in the Purchase Price so that the costs will be funded at closing out of the sale-leaseback proceeds. The Company acquisition costs will include an appraisal fee (approximately $2,900.00), an ASTM Phase I Environmental Audit of the Property (approximately $2,500.00), closing fees and expenses (equal to one percent (1.0%) of the Purchase Price), a mechanical/structural inspection of the Property performed by a licensed mechanical engineer (approximately $2,000.00), travel and lodging expenses (not to exceed $2,000.00) related to the physical inspection of the Property by a Company representative, the Company's legal fees related to the closing, and related miscellaneous out-of-pocket expenses (e.g., Federal Express charges). Seller/Lessee's closing costs which will be included in the Purchase Price include title insurance premiums, transfer taxes or stamps, survey costs, recording fees and other closing costs approved by the Company. The Company shall provide Seller/Lessee with initial funding of costs related to the land (and existing improvements, for the Barbwire Restaurants and Shoney's restaurants or other restaurant Properties) acquisition, generally constituting items (i), (iii), (iv), (m), (o) and (p) above. The balance of the Purchase Price, which total Purchase Price shall not exceed such amount previously identified by Seller/Lessee and approved by the Company, shall be paid by the Company in connection with the renovation, remodeling, construction and completion of the improvements pursuant to the Construction Agreement as described below.

      2. IMPROVEMENTS. At closing for all Properties, the Company will enter into a Construction Agreement (or Construction Addendum to the Lease Agreement) with Seller/Lessee whereby it will be Seller/Lessee's responsibility to construct the restaurant improvements on the land. For purpose of subparagraph 1(ii) and (n) above, the "hard" costs of improvements to be funded by the Company are limited to site improvement costs, building structure, doors, wall and floor tile, windows, drop ceiling, plumbing, electrical, and HVAC. "Hard" costs shall not include signs, wall covering (other than tile), counters, floor covering (other than tile), or any other items


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Mr. Raymond C. Maddux
June 12, 1997
Page 4

which may be financed as "equipment". Prior to closing, Seller/Lessee shall obtain and deliver to the Company all necessary governmental permits, licenses and approvals required to commence construction on the Property. The Construction Agreement shall require, among other things: (a) that the Seller/Lessee shall enter into all construction contracts in its name only;
(b) that the project shall be bonded (payment and performance bonds) by a surety company or companies which are acceptable to the Company; and (c) that the Seller/Lessee agrees to complete the improvements in a good and workmanlike manner, in accordance with the plans and specifications approved by the Company and all applicable building codes and governmental requirements. The Construction Agreement will contain a put agreement with the Company whereby it will be Seller/Lessee's responsibility to insure that the improvements are completed according to the schedule attached hereto as EXHIBIT "A". If Seller/Lessee fails to complete the improvements within the prescribed time period, the Company will have the option to require Seller/Lessee to repurchase the land and all improvements completed through that date pursuant to the Construction Agreement. Hard costs shall be advanced by the Company as partial payments of the Purchase Price, on a thirty(30) day draw basis with not less than ten percent (10%) retainage and appropriate lien release and progress payment matters as required under the Construction Agreement and the Company's standard disbursement procedures, in amounts not to exceed the total cumulative Purchase Price for each Property, with any remaining balance to be disbursed upon completion and occupancy. Seller/Lessee shall deliver to the Company prior to the final disbursement of construction funds and prior to Seller/Lessee's occupancy an architects' certificate stating that all the improvements have been fully completed in the manner set forth above and a certificate of occupancy and evidence of compliance with any and all governmental regulations regarding the completion, occupancy and use of the Property, including any and all required licenses or permits, a final contractor's affidavit, an as-built survey, a title policy update and other documentation required by the Company to evidence full payment for all work performed in connection with the project. The Construction Agreement will provide that Seller/Lessee will deliver a completed turn-key facility to the Company. Construction funds will be disbursed to Seller/Lessee by the Company in the manner described in the Construction Agreement and rent shall accrue and be payable on all monies disbursed by the Company from the date of the land closing.

      3. PROTOTYPE RESTAURANT PROPERTIES. Seller/Lessee currently intends to develop the two(2) Prototype Restaurants according to the prototype Tumbleweed Southwest Mesquite Grill & Bar proposed and developed by Seller/Lessee's franchisor, Tumbleweed L.L.C. At or before the time Seller/Lessee proposes Properties for operation of the Prototype Restaurants, Seller/Lessee shall provide a detailed written report with respect to such Prototype Restaurants, including such information and descriptions as Company may require, including without limitation, operating histories of franchisor's prototype restaurants, proforma operating statements, prototype building plans, estimated building costs and other items deemed necessary or advisable by Company. Such


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Mr. C. Raymond Maddux
June 12, 1997
Page 5

Prototype Restaurants shall be subject to Company's prior written approval, which may be approved or disapproved in Company's sole discretion.

      4. CONTRACT FOR PURCHASE AND SALE. Prior to each closing, the Company and Seller/Lessee shall enter into a contract for purchase and sale consistent with this Commitment and containing such commercially reasonable representation and warranties as may be required by the Company.

      5. LEASE. The lease agreements to be entered into between the Company and Seller/Lessee (the "Lease") shall be in form acceptable to the Company. The form of the Lease and all related document shall be finalized within thirty (30) days following the date of the full execution of this Commitment, and shall, upon acceptance of the Seller/Lessee and the Company, be attached to this Commitment as composite EXHIBIT "B". The Lease shall include the following provisions:

      A. TERM. The primary term of the Lease will be twenty (20) years with two (2) successive five(5) year renewal options.

      B. RENT. There shall be an initial construction period rent ("Interim Rent") equal to eleven percent (11.00%)(the "Base Lease Rate") multiplied by the amounts funded by the Company to Seller/Lessee at the land closing, with the Interim Rent being increased for all additional advances of the Purchase Price as made, and with a final adjustment after final funding to equal the Base Lease Rate multiplied by the final total Purchase Price ("Minimum Rent"). The initial annual minimum rent ("Minimum Rent") under the Lease shall be equal to eleven percent (11.00%) multiplied by the Purchase Price. Minimum Rent shall be increased at the end of the sixtieth
           (60th) month after the land closing and at the end of each sixty
           (60) month period thereafter by ten percent (10%) of the Minimum rent payable during the immediately preceding Lease Year. Interim Rent and Minimum Rent will be payable in equal advance monthly installment on the first day of each month, with appropriate adjustments for increases effective as additional advances are made. A percentage rent sum ("Percentage Rent") shall be due and payable in addition to the Minimum Rent. Percentage Rent shall be payable within thirty (30) days following the end of each Lease Year. Percentage Rent due under the Lease in any Lease Year shall equal the difference between (i) five percent (5%) times Seller/Lessee's gross sales for such Lease Year, minus (ii) the Minimum Rent (as adjusted for automatic increases). Percentage Rent shall be calculated on a pro rata basis for any partial Lease Year.


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Mr. C. Raymond Maddux
June 12, 1997
Page 6

      C. LATE CHARGES. A late charge in the amount of five percent(5%) of the amount due shall be payable with respect to any payment due under the Lease which is received more than ten (10) days after the due date. In addition to any late charge, in the event the Company does not receive rent within ten (10) days after the due date, interest shall be due at the highest rate allowable by law and payable with respect to such payment from the expiration of the ten (10) day grace period until the Company receives such payment.

      D. INSURANCE, TAXES, UTILITIES, MAINTENANCE AND REPAIRS. The Lease shall be absolutely triple net. Accordingly, Seller/Lessee shall pay all taxes and assessments, utilities, maintenance costs, repair costs, the costs of replacing obsolete components, and insurance costs applicable to both the Property and any equipment thereon. Seller/Lessee will be required to maintain the Property and all components thereof to a standard which complies with the Lease. At or prior to the closing, Seller/Lessee shall deliver to the Company satisfactory evidence of (i) "all risk" property insurance (including earthquake and flood insurance, where applicable) in an amount not less than the insurable replacement cost of the Property without deductible, (ii) comprehensive general liability insurance and liquor liability insurance, each in an amount not less than Two Million Dollars ($2,000,000.00) for each occurrence, with any deductible to be approved by the Company, and with a general aggregate of Ten Million Dollars ($10,000,000.00), and with an umbrella policy in an amount not less than Ten Million Dollars ($10,000,000.00) per occurrence in excess of the general liability and liquor liability coverages required above, and (iii) business interruption insurance for not less than six (6) months coverage for each occurrence, with any deductible to be approved by the Company. In each case, all insurance shall name the Company and/or its affiliates as an additional insured and coverage may not be amended or canceled without thirty (30) days prior written notice to the Company. All insurance companies shall be selected by Seller/Lessee, rated A minus (A-) or better by Best's Insurance Rating Service, and shall be acceptable to the Company in Company's reasonable discretion.

      7. ASSIGNABILITY OF LEASE INTEREST. Seller/Lessee shall not have the right to sublease the Property or any improvements or assign its rights under the Lease unless it obtains Company's prior written approval. Seller/Lessee may assign its rights under the Lease to Tumbleweed L.L.C. provided that such assignee's financial and credit standing is acceptable to Company in Company's sole discretion, and in such event, Company may elect to release Seller/Lessee from its obligations under the Lease. In connection with and prior to any permitted assignment or subletting, Seller/Lessee


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Mr. C. Raymond Maddux
June 12, 1997
Page 7

           shall give the Company written notice of such an assignment or subletting together with (i) a copy of the assignment or subletting documents, and the name, address and telephone number of the assignee or sublet tenant and (ii) a new insurance policy and binder naming the assignee or sublet tenant operator and occupant of the Property. The Company may assign its rights under the Lease without Seller/Lessee's consent in connection with a transfer of the Property to any affiliate of the Company, and in such event, Seller/Lessee's right of first refusal (defined elsewhere in this Commitment) shall not apply to such assignment and transfer.

      F. CONDUCT OF BUSINESS. The use of the Property shall be limited to the operation of a Tumbleweed Southwest Mesquite Grill & Bar, and Seller/Lessee shall continuously operate such restaurant on the Property except for temporary closure due to repairs, acts of God and similar matters. Notwithstanding the foregoing, certain of the Properties shall continue to operate as Barbwire Restaurants prior to remodeling and conversion, according to the schedule attached hereto as EXHIBIT "A". The Seller/Lessee shall at all times maintain the Property and operate its business in compliance with all applicable regulations and requirements of all county, municipal, state, federal and other governmental authorities, and instruments of record affecting the Property which are now in force or which are enacted during the term of the Lease.

      G. FORM OF ENTITY. Seller/Lessee must be duly formed and in good standing under the laws of the state of its formation and, if it is a foreign entity, it shall be qualified to do business in the state where the Property is located.

      H. SELLER/LESSEE'S FIRST RIGHT OF REFUSAL. The Lease shall provide the Seller/Lessee with a first right of refusal to purchase the Property on the same terms and conditions as those contained in an offer received by the Company from a third party if the Company intends to accept such third party offer. Seller/Lessee's right of first refusal shall not apply to assignments and transfers made by the Company to an affiliate of the Company.

      I. GUARANTY. With respect to the Seller/Lessee's obligations arising under the Lease and related documents, C. Raymond Maddux, Vaughan Allen, Thomas B. Miller and K.L. Dudney shall jointly and severally unconditionally guarantee fifty percent (50%), and Tumbleweed, L.L.C., David M. Roth, Bruce J. Roth and David H. Cooper shall jointly and severally unconditionally guarantee fifty percent (50%), of: (i) Seller/Lessee's full and faithful performance of all of Seller/Lessee's obligations


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Mr. C. Raymond Maddux
June 12, 1997
Page 8

           under the Lease and related documents, to the extent of one hundred percent of any amounts due under such Lease and related documents until completion of remodeling/renovation and the date on which Seller/Lessee begins operating the Tumbleweed Southwest Mesquite Grill & Bar restaurant thereon, and thereafter the first twenty-five percent (25%) of such amounts; and (ii) Seller/Lessee's full and faithful performance of all Seller/Lessee's obligations under the equipment lease financing documents, to the extent of one hundred percent (100%) of any amounts due under such equipment lease financing documents.

      J. OPTION TO PURCHASE. At any time after the seventh (7th) Lease Year, the Seller/Lessee shall have the option to purchase the Property upon the terms and conditions set forth in the Lease provided that Seller/Lessee is not in default at the time of the exercise of such option. The option to purchase the Property shall terminate if the Seller/Lessee's right of first refusal becomes operative, Seller/Lessee does not exercise such right, and the offer triggering Seller/Lessee's right of first refusal closes. In the event the Seller/Lessee exercises its option to purchase, the option purchase price shall be the greater of:

           i. The fair market value of the Property as of the option exercise date determined by an appraiser selected by the Company; or

           ii. The Purchase Price paid by the Company for the Property (as determined under Paragraph 1 hereof) plus twenty percent (20%).

           In the event the appraiser selected by the Company is not acceptable to Seller/Lessee, then for purposes of determining the fair market value of the Property, the Company shall select an appraiser (at its expense) to determine the fair market value of the Property and Seller/Lessee shall also select an appraiser (at its expense) to determine the fair market value of the Property. If such appraisers cannot agree on the fair market value of the Property as of the option exercise date and the lower of the two appraisals is not less than ninety-five percent (95%) of the higher appraisal, then the average of the two (2) appraisals shall be conclusively considered to be the fair market value of the Property. If such appraisers cannot agree on the fair market value of the Property as of the option exercise date and the lower of the two appraisals is less than ninety-five percent (95%) of the higher appraisal, then the two (2) appraisers shall select a third appraiser (the expense of which shall be shared equally by Seller/Lessee and the Company) to determine such fair market value and the average of the three (3)


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Mr. C. Raymond Maddux
June 12, 1997
Page 9

           appraisals shall be conclusively considered to be the fair market value of the Property. If one party fails to select an appraiser within thirty (30) days after the option exercise date, and the other party (the "Second Party") does select an appraiser, then the Second Party may notify the First Party that unless First Party has selected an appraiser within ten (10) days following delivery of the said notice to the First Party, the Second Party's appraisal shall be deemed to represent the fair market value of the Property.

      K. NON-COMPETE. During the term of the Lease and any extensions thereof, Seller/Lessee shall not own an interest in, or operate, another Tumbleweed Southwest Mesquite Grill & Bar within a three
           (3) mile radius of the Property.

      6. SITE INSPECTIONS. The Company reserves the right to physically inspect and approve each Property proposed by Seller/Lessee for closing in accordance with the transactions contemplated herein.

      7. MANAGING OPERATOR(S). The Company's obligations under this Commitment with respect to any Property is subject and contingent upon Company's approval, in its sole discretion, of Seller/Lessee's management Agreement with respect thereto with Tumbleweed, L.L.C., containing such terms as are approved by Company.

      8. ADVERSE CONDITIONS. This Commitment shall be contingent upon no material adverse change in the financial condition of Seller/Lessee or any Guarantor or the occurrence of any event which may, in the Company's reasonable judgment, have a material adverse effect upon the Seller/Lessee or any Guarantor. In addition, the Company's obligation hereunder is subject to the ongoing review of Seller/Lessee's and each Guarantor's financial statements. To that end, the Company shall have the right to review quarterly unaudited statements of Seller/Lessee and of Tumbleweed, L.L.C. and annual personal financial statements of each individual Guarantor, along with any other financial information the Company may reasonably require.

      9. LEGAL DOCUMENTS. Company's counsel will prepare all leases, purchase agreements, construction agreements and related documents. Seller/Lessee and Guarantors agree that approval of such documents shall not be unreasonably withheld.

      10. REQUIRED DOCUMENTS. Not later than thirty (30) days prior to any land closing, the Seller/Lessee must submit or cause to be submitted to the Company or the Company shall have otherwise received the following documents or information in form and substance satisfactory to the Company, and the Company will use its best efforts to review such documents and information and to prepare closing documentation in a timely manner. Failure to furnish any of this information in a timely manner will delay the closing. The Company shall have received and approved:


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Mr. C. Raymond Maddux
June 12, 1997
Page 10

      A. The Company shall order an ALTA Owner's Form of Title Insurance Commitment (an ALTA Leasehold Form of Title Insurance Commitment in the case of the Hendersonville Property) in the amount of the Purchase Price issued by a National Division Office of Lawyers Title Insurance Corporation or another title insurance company acceptable to the Company. A 50 year chain of title shall also be provided to the Company. The title insurance commitment shall provide for extended coverage and any necessary title endorsements required by Company's counsel, and title shall be subject to no material exceptions, unless approved in writing by the Company prior to closing.

      B. The Company shall order an appraisal completed by an appraiser selected by the Company showing that the fair market value of the Property (including improvements to be funded by the Company) is not less than one hundred ten percent (110%) of the Purchase Price.

      C. The Company shall order a current (dated not more than 180 days prior to closing) Phase I environmental assessment report or audit (prepared according to ASTM standards and including the review and delivery to the Company of a 50 year chain of title report) approved by and certified to the Company and its affiliates in accordance with the Company's certification instructions prepared by an appropriately licensed professional selected and approved by the Company, stating, among other things, that:

           i. There is a low likelihood of the existence on the Property of the presence beyond minimum action levels of petroleum, petrochemical, toxic or other hazardous substances.

           ii. Neither the Property nor any property within a one-half (1/2) mile radius thereof (that by reason of its elevation or relative groundwater gradient could result in any contaminants migrating to the Property) is identified on any local, state or federal register as a site containing or potentially containing any hazardous waste or toxic material beyond minimum action levels;

           iii. Nothing in the public records discloses a condition or circumstance with respect to the Property which may require or may hereafter require a clean-up, removal or other remedial action or response which could subject an owner of the Property to any damages, penalties, claims, costs, or expenses;


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Mr. Raymond C. Maddux
June 12, 1997
Page 11

           iv. Based on an actual inspection of the Property and a review of available public records it does not appear that tanks or other facilities (including, but not limited to, petroleum, petrochemical or hazardous waste storage tanks or other facilities) are presently (or have ever been unless removed in accordance with law and with no further action recommended by the applicable governmental authority) located on, under or at the Property.

The firm providing the Phase I report or audit shall deliver to the Company
(a) a copy of their errors and omissions liability coverage policy, which shall be in an amount which is not less than $2,000,000; (b) a statement describing any pending or threatened litigation against such firm; and (c) a resume of the engineers preparing such report or audit.

      D. A copy of the most recent Property real estate tax bill and a copy of the paid receipt therefor.

      E. Five (5) copies of a current (within 90 days prior to closing) survey of the Property certified to the Company and/or its affiliates (as directed by the Company) and the title company, which survey was prepared after the date hereof by a registered surveyor acceptable to the title company issuing the title commitment. The survey must show all existing improvements on the Property, all setback lines, all easements and utility lines, and shall reveal no material encroachments, unless waived by the Company.

      F. Certificates of insurance evidencing liability casualty coverage in the form and amounts required above.

      G. Such documentation as is necessary to evidence the fact that Seller/Lessee is validly organized as a limited liability company and in good standing under the laws of the state of its formation and that it is authorized to do business in the state where the Property is located, together with such resolutions or approvals as are required for it to enter into this Commitment and to consummate the transactions contemplated hereby.

      H. A copy of Seller/Lessee's equipment lease financing documents relating to and encumbering the Property, if any, together with a list of all items financed by the equipment lender/lessor.

      I. If Seller/Lessee presently owns the Property and the Property has existing improvements, Seller/Lessee shall furnish copies of deeds, closing statements,


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Mr. C. Raymond Maddux
June 12, 1997
Page 12

           construction contracts and other information showing Seller/Lessee's original cost of the Property. If new improvements are to be constructed or if existing improvements are to be renovated on the Property, then Seller/Lessee shall furnish such previously-listed information showing the original cost of the Property plus construction bids from general contractors for the construction/renovation of the Property. Such bids are to be submitted on the Company's form and shall include all impact fees, site development costs, and soft costs. The final general construction contract shall contain provisions for (i) ten percent (10%) retainage, and (ii) contractor's submission to the Company of all underlying contracts, invoices and releases with or from materialmen and subcontractors.

      J. Two (2) copies of the governmentally approved site plan for the Property, showing ingress and egress, paving, grading, drainage, all utility connections, parking, the building location and the location of all related facilities.

      K. The Company may, if it so elects, order a current (dated not more than 90 days prior to closing) structural and mechanical report or audit of the building and other improvements, approved by and certified to the Company and its affiliates in accordance with the Company's certification instructions prepared by an appropriately licensed professional approved by the Company, which report or audit shall be satisfactory to the Company in all respects.

      L. Copies of all necessary governmental permits, licenses and approvals required to construct or operate the Property as a Tumbleweed Southwest Mesquite Grill & Bar (including without limitation, the liquor license and the certificate of occupancy or equivalent, issued by the applicable governmental authority).

      M. If Seller/Lessee is a franchisee of the restaurant operated on the Property then Seller/Lessee shall furnish a copy of Seller/Lessee's original franchise agreement as to the Property and, prior to the closing, the Company shall receive from the franchisor a certificate (this form shall be prepared by the Company and provided directly by the Company to the franchisor) verifying, among other things, the existence and validity of the franchise as to both Seller/Lessee and the Property, and that no default exists under the franchise agreement.

      N. Such other information or documentation as the Company might request as a prudent purchaser in order to finalize the transactions contemplated hereby and to comply with the requirements of all local, state and federal agencies, and all regulations and laws to which the Company and its affiliates are subject.

Mr. C. Raymond Maddux
June 12, 1997
Page 13

      11. OPINION OF COUNSEL. As a condition to closing, Company's counsel shall require the opinion of Seller/Lessee's counsel and Guarantors' counsel as to such matters as Company's counsel may deem appropriate, including but not limited to:

      A. Seller/Lessee and Tumbleweed, L.L.C. are duly organized and validly existing under the laws of the state of their formation; have the power and their representatives have been duly authorized to enter into the transactions contemplated by this Commitment; and all necessary approvals required to consummate the transactions contemplated hereby have been obtained.

      B. there is no threatened or pending litigation to Seller/Lessee or any affiliate of Seller/Lessee or Guarantors which might affect either the sale or lease of the Property, or the operation of the contemplated business therein, or which might have a material adverse affect upon the financial condition of Seller/Lessee or Guarantors.

      C. Seller/Lessee and Guarantors are not in violation of any agreement, law, ordinance, regulation, ruling, court order or other governmental enactment regarding the Property and that consummation of the transactions contemplated hereby will not place Seller/Lessee or Guarantors in violation of any such matter.

      D. All documents executed by Seller/Lessee and Guarantors in connection with the closing have been duly executed and delivered, constitute valid and binding obligations of Seller/Lessee and Guarantors, and are enforceable according to their terms.

      E. Seller/Lessee's franchise agreement remains in full force and effect and Seller/Lessee is not in default with respect to any of Seller/Lessee's obligations thereunder.

      F. The contemplated transactions are not security arrangements or financing secured by real property but are, for all purposes, true leases.

      12. CLOSING. At each closing, Seller/Lessee and Guarantors shall execute and/or deliver to the Company all documents, monies, instruments and other items required by this Commitment. The Company's obligation to close is conditioned upon its receipt and approval of all such documents, monies, instruments and items.

Mr. C. Raymond Maddux
June 12, 1997
Page 14

      13. EQUIPMENT LEASE FINANCING. In addition to the sale-leaseback transactions provided for herein, but only upon the election of Seller/Lessee, the Company agrees to enter or cause an affiliate to enter into equipment lease financing transactions with respect to the Properties acquired and developed in accordance with the terms and conditions of this Commitment. The Seller/Lessee and the Company shall enter into a Lease and other documents as may be required by the Company (collectively, the "Financing Documents"), which Financing Documents shall be in form and contain terms satisfactory to the Company. The Company acknowledges that it has agreed to provide equipment lease financing, in amounts not to exceed the applicable amount referred to as "Equipment Cost" set forth on the schedule attached hereto as EXHIBIT "A", with a lease term not to exceed seven (7) years, and with monthly lease payments based upon an interest rate of ten and one-half percent (10.50%) per annum and a seven (7) year amortization schedule. In connection with any such equipment lease financing provided by the Company, Seller/Lessee shall be required to pay all customary equipment lease financing fees and costs, including without limitation, a two percent (2%) commitment/closing fee payable to the Company, taxes, and all closing costs.

      14. APPLICABLE LAW. This Commitment shall be construed in accordance with the laws of the State of Florida. It is agreed that time shall be of the essence all terms and provisions of this Commitment.

      15. SURVIVAL. The terms and conditions of this Commitment shall survive closing with respect to the transaction contemplated herein.

      16. NOT A SECURITY ARRANGEMENT. The parties hereto acknowledge and agree that the contemplated transactions are not intended as a security arrangement or financing by real property, but rather shall be construed for all purposes as true leases.

      17. COMPANY'S RIGHT OF FIRST REFUSAL. During the period of this Commitment, the Company shall have the right to finance, and Seller/Lessee agrees to place with the Company, up to $13,200,000.00 of sale/leaseback transactions. If during the period of time covered by this Commitment, Seller/Lessee desires to enter into sale/leaseback transactions in excess of the funding limits to which the Company is then committed, the Company shall have the right of first refusal to fund any additional properties which Seller/Lessee intends to acquire or sell on a sale/leaseback basis on the same or better terms than are being offered by any third party financing entity.

      18. COMMITMENT PERIOD. This Commitment shall expire unless, on or before ten (10) business days from the date of this Commitment set forth above, this Commitment is accepted and

Mr. C. Raymond Maddux
June 12, 1997
Page 15

returned to the Company together with a commitment fee of $10,000.00. The commitment fee will be retained by the Company in connection with the execution of this Commitment and such fee will be returned at the final closing on the last Property. If the transactions contemplated herein do not close within the time periods specified in this Commitment due to Seller/Lessee's failure to comply with the terms of this Commitment, then the Company shall have the option to terminate its obligation hereunder and retain the commitment fee to cover expenses, in which event this Commitment shall be of no further force or effect.

      19. BROKERAGE. The Company has not engaged any broker with respect to this Commitment, or the sale of Properties by Seller/Lessee to the Company or the leaseback thereof. In the event any brokerage fee or commission is payable to any person in connection with the transactions contemplated herein, Seller/Lessee shall be responsible for paying such fee(s).

      20. ASSIGNMENT OF COMMITMENT. This Commitment is not assignable by Seller/Lessee. The Company may assign this Commitment in whole or part to an affiliate of the Company without Seller/Lessee's consent.

      21. HENDERSONVILLE PROPERTY GROUND LEASE. The terms of Paragraphs 1-20 of this Commitment shall apply to the Hendersonville Property as supplemented by the terms set forth in this paragraph. In the event of a conflict between the terms of Paragraphs 1-20 of this Commitment, as such terms relate to the Hendersonville Property, and this paragraph, the terms of this paragraph shall control.

      A. TERM. The term of the Ground Lease, as hereinafter defined, shall be not less than fifteen (15) years. Seller/Lessee shall, prior to closing, exercise appropriate options under the Ground Lease, as hereinafter defined, in order to achieve such term.

      B. ASSIGNMENT OF GROUND LEASE. The Company will receive an assignment of the ground lessee's interest in the Hendersonville Property, provide funding for the reconstruction, conversion, and remodeling of the existing restaurant building and related improvements (the "Hendersonville Improvements") on the Hendersonville Property, and shall lease the Hendersonville Property and Hendersonville Improvements to Seller/Lessee pursuant to a restaurant lease (as described below) and related agreements. The funding provided for herein will be for the reconstruction, conversion, and remodeling of the Hendersonville Improvements and a leaseback of the Hendersonville Improvements and the Hendersonville Property, with closing (meaning the date on which Seller/Lessee executes and delivers to

Mr. C. Raymond Maddux
June 12, 1997
Page 16

           Company the documents required by the terms of this commitment) to occur not later than July 1, 1998.

      C. REVIEW AND APPROVAL. The ground lease for the Hendersonville Property entered into or to be entered into between the fee owner of the land as "Landlord" (the "Ground Lessor") and Seller/Lessee as "Tenant" (the "Ground Lease") must be acceptable to the Company in all respects. As soon as is practical, but in no event later than thirty (30) days prior to closing, Seller/Lessee shall deliver to the Company for the Company's review a copy of the proposed Ground Lease. In the event Seller/Lessee has already executed such Ground Lease, the Company may require, as a further condition of closing, an amendment thereto containing such terms as are acceptable to the Company. After the Company and its counsel have reviewed the Ground Lease and all other relevant information, the Company's counsel will notify Seller/Lessee in writing of those modifications which are necessary to be made to the Ground Lease before the Ground Lease may be approved by the Company.

      D. ASSIGNMENT. Seller/Lessee shall execute and deliver to the Company an Assignment of Ground Lease in recordable form, pursuant to which all of Seller/Lessee's rights, title and interest in and to the Ground Lease shall be assigned to (but not assumed by) the Company including, without limitation, any rights of first refusal to purchase the Hendersonville Property, options to purchase the Hendersonville Property and options to renew the Ground Lease contained therein.

      E. INDEMNITY. Seller/Lessee shall execute and deliver to the Company an Indemnification Agreement, pursuant to which (i) Seller/Lessee shall acknowledge and agree that the Company's interest in the Property is limited to the interests of the "Tenant" under the Ground Lease and that Seller/Lessee's rights under the Hendersonville Restaurant Lease, as hereinafter defined, are subject in all respects to the terms and conditions of the Ground Lease; and (ii) Seller/Lessee shall covenant and agree to fully perform and comply with any and all obligations on the part of the "Tenant" under the Ground Lease, including without limitation the payment of all rents and other sums payable to the "Landlord" under the Ground Lease and performance and compliance with other terms and conditions of the Ground Lease; and (iii) Seller/Lessee shall covenant and agree to indemnify the Company and hold the Company harmless of, from and against any and all claim, loss or damage whatsoever, including attorneys' fees and costs, relating to the terms and conditions of the Ground Lease and the performance thereof by Tenant.

Mr. C. Raymond Maddux
June 12, 1997
Page 17

      F. TRI-PARTY AGREEMENT. Seller/Lessee, the Ground Lessor and the Company shall enter into a Tri-Party Agreement which shall provide, among other things, that (i) the Ground Lessor acknowledges and consents to the assignment of the Ground Lease by Seller/Lessee to the Company; (ii) the Ground Lessor shall certify that the Ground Lease is in full force and effect, that the Ground Lease has not been amended or modified except as disclosed by the Ground Lessor, and that no defaults or events of default then exist under the Ground Lease; (iii) the Ground Lessor acknowledges and consents to the construction of the Hendersonville
           Improvements by Seller/Lessee (funded by the Company) and the leaseback of same to Seller/Lessee under a separate lease agreement; (iv) the Ground Lessor acknowledges and agrees that Seller/Lessee shall remain liable for, and that the Company shall not be liable for, the performance and compliance with any and all obligations on the part of the "Tenant" under the Ground Lease, including without limitation the payment of all rents and other sums payable to the "Landlord" under the Ground Lease; (v) the Ground Lessor shall henceforth be obligated to provide the Company with any notice required to be served on the "Tenant" under the Ground Lease (including any notices of default, events of default or failures to perform under the Ground Lease) and grant the Company the right to cure such defaults within the applicable curative periods granted to the "Tenant" under the Ground Lease;
           (vi) the Ground Lessor acknowledges and agrees that if the Ground Lease is terminated prior to the expiration of the initial term of the Ground Lease or any renewal/extension thereof (except by reason of condemnation or casualty as provided in the Ground lease), then the Company shall have the option, exercisable by the Company in the Company's sole discretion within thirty (30) days following receipt of notice of the termination from the Ground Lessor, to locate a replacement leaseback tenant under the Hendersonville Restaurant Lease, as hereinafter defined, and enter into a new ground lease with the Ground Lessor with respect to the Property for the remaining term of the Ground Lease and on the same terms and conditions as those set forth in the Ground Lease (and in connection therewith cure or cause to be cured any past defaults under the Ground Lease).

      G. HENDERSONVILLE RESTAURANT LEASE. The lease agreement for the Hendersonville Improvements to be entered into between the Company and Seller/Lessee (the "Hendersonville Restaurant Lease") shall contain all of the terms of the form Lease provided for in Paragraph 5 of this Commitment except as otherwise provided in this sub-paragraph 21.G:

Mr. C. Raymond Maddux
June 12, 1997
Page 18

           (i) TERM. The term of the Hendersonville Restaurant Lease shall be fifteen (15) years with no renewal options. The term of the Hendersonville Restaurant Lease shall expire upon the earlier of (i) the expiration date provided for in the form Lease set forth in Paragraph 5 of this Commitment, (ii) the expiration of the original term of the Ground Lease, or
                 (iii) the earlier termination of the Ground Lease. Seller/Lessee shall have the same rights with respect to renewal of the Hendersonville Restaurant Lease as Seller/Lessee would have under the terms of the form Lease provided for in Paragraph 5 of this Commitment, provided that the Ground Lease also provides for such renewals of its initial term. In the event that the Ground Lease does provide for extensions/renewals of its initial term and Seller/Lessee desires to exercise the right to extend/renew the Ground Lease, Seller/Lessee shall be required to provide the Company with written notice of same not less than ninety
                 (90) days prior to the time that notice to extend the initial term of the Ground Lease must be delivered to the Ground Lessor pursuant to the terms of the Ground Lease. In no event shall Seller/Lessee have the right to extend the term of the Hendersonville Restaurant Lease beyond the term of any extensions/renewals authorized by the Ground Lease.

           (ii) RENT. For purposes of the Hendersonville Restaurant Lease, "Base Lease Rate" shall mean thirteen and one-half percent (13.5%), provided that the remaining term of the Ground Lease as of the date of closing is exactly fifteen (15) years. If the remaining term of the Ground Lease as of the date of closing is a period of time less than fifteen (15) years, the Base Lease Rent to be used for purposes of calculating Interim Rent and Minimum Rent shall be determined by the Company based on the actual remaining term of the Ground Lease. Rent during the construction period shall be calculated by multiplying 11.00% times the amounts theretofore funded by Company pursuant to this Commitment.

           (iii) OPTION TO PURCHASE. The Hendersonville Restaurant Lease shall provide that at any time after the tenth (10th) Lease Year, Seller/Lessee shall have the option to purchase the Hendersonville Improvements and the Company's interest in the Hendersonville Property upon the terms and conditions to be set forth in the Hendersonville Restaurant Lease provided that Seller/Lessee has no uncured default at the time of the exercise of such option. The option to purchase the Hendersonville Improvements and the Company's interest in the Hendersonville Property shall terminate if the Seller/Lessee's

Mr. C. Raymond Maddux
June 12, 1997
Page 19

                 right of first refusal becomes operative, Seller/Lessee does not exercise such right, and the offer triggering Seller/Lessee's right of first refusal closes. The option to purchase shall be subject to the terms of the Ground Lease. In the event Seller/Lessee exercises its option to purchase, the option purchase price shall equal the sum of (A) the net present value (calculated as of the date of payment) of all remaining monthly payments of Minimum Rent (including any scheduled Minimum Rent increases) due to be paid to the Company pursuant to the Hendersonville Restaurant Lease for the then remaining portion of the initial term of the Hendersonville Restaurant Lease, discounted at ten percent (10%) per annum, plus (B) ten (10) months of the then current Minimum Rent.

           (iv) TERMINATION PAYMENT. In the event of the Hendersonville Restaurant Lease is terminated for any reason other than the exercise of the option to purchase or the right of first refusal pursuant to paragraph 5.H and 21.G.(iii) hereof, Seller/Lessee shall pay to the Company a termination payment (as liquidated damages and not as a penalty) equal to the sum of (A) the net present value (calculated as of the date of payment) of all remaining monthly payments of Minimum Rent (including any scheduled Minimum Rent increases) due to be paid to the Company pursuant to the Hendersonville Restaurant Lease for the then remaining portion of the initial term of the Hendersonville Restaurant Lease, discounted at ten percent (10%) per annum, plus (B) ten (10) months of the then current Minimum Rent.

      If this Commitment is acceptable to you, please sign the space provided below and return one executed original letter to my office. Following receipt of the executed Commitment, I shall instruct our legal counsel to prepare definitive documents consistent with the foregoing terms and conditions. If you have any questions, please do not hesitate to call me.


                                         Very truly yours,

                                         CNL FUND ADVISORS, INC.

                                         By: /s/ Robert A. Bourne
                                             ---------------------------------
                                             Robert A. Bourne, President

Mr. C. Raymond Maddux
June 12, 1997
Page 20

ACCEPTED AND AGREED:

AS TO SELLER/LESSEE:

TW TENNESSEE, L.L.C.

By: Ray Maddux
    ---------------------------

Name: Ray Maddux
      -------------------------

As its: Chief Manager/President
        -----------------------

Date: June 16, 1997
      -------------------------

Mr. C. Raymond Maddux
June 12, 1997
Page 21

AS TO GUARANTORS:

TUMBLEWEED, L.L.C.

By: James Mulrooney
    ----------------------------

Name: James M. Mulrooney
      --------------------------

As its: Executive VP & CFO
        ------------------------

Date: 6-17-97
      --------------------------

/s/ C. Raymond Maddux
--------------------------------
C. RAYMOND MADDUX


Date: 6/16/97
      --------------------------

/s/ Vaughan Allen
--------------------------------
VAUGHAN ALLEN

Date: 6/16/97
      --------------------------

/s/ Thomas B. Miller
--------------------------------
THOMAS B. MILLER

Date: 6/16/97
      --------------------------

Mr. C. Raymond Maddux
June 12, 1997
Page 22

/s/ K.L. Dudney
--------------------------------
K.L. DUDNEY

Date: 6-17-97
      ---------------------------

/s/ David M. Roth
--------------------------------
DAVID M. ROTH

Date: 6/19/97
      ---------------------------

/s/ Bruce J. Roth
--------------------------------
BRUCE J. ROTH

Date: 6-19-97
      ---------------------------

/s/ David H. Cooper
--------------------------------
DAVID H. COOPER

Date: 6-19-97
      ---------------------------

Exhibits:

A - Property List with Purchase Cost and Remodel Cost

Composite B - Lease Form